EXHIBIT 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13D (and all further amendments filed by them) with respect to the shares of Ambassadors International, Inc.

Hoak Public Equities, L.P.

By Hoak Fund Management, L.P. (its general partner)

By James M. Hoak & Co. (its general partner)

By:	/s/ J. Hale Hoak
J. Hale Hoak
President

Hoak Fund Management, L.P.

By James M. Hoak & Co. (its general partner)

By:	/s/ J. Hale Hoak
J. Hale Hoak
President

James M. Hoak & Co.

By:	/s/ J. Hale Hoak
J. Hale Hoak
President

/s/ James M. Hoak
James M. Hoak (individually)

/s/ J. Hale Hoak
J. Hale Hoak (individually)

/s/ Nancy Hoak
Nancy Hoak (individually)

Dated: January 15, 2008